Exhibit 99.2

INDIECLICK MEDIA GROUP, INC.

FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND
JUNE 30, 2011 AND 2010

REPORT OF INDEPENDENT AUDITORS

To the shareholders of IndieClick Media Group, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' deficit and cash flows present fairly, in all material respects, the financial position of IndieClick Media Group, Inc. at December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
October 21, 2011

Indieclick Media Group, Inc.
Balance Sheets
(In thousands, except share amounts)

	December 31, 2010	June 30, 2011
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$157	$134
Accounts receivable	1,009	672
Prepaid expenses and other current assets	20	7
Total current assets	1,186	813
Property and equipment, net	220	230
Other assets	40	40
Total assets	$1,446	$1,083

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$555	$522
Accrued expenses and other current liabilities	1,604	1,555
Deferred revenue	17	12
Line of credit, current	—	499
Note payable and capital leases, current	91	84
Total current liabilities	2,267	2,672
Line of credit, net of current portion	329	—
Note payable and capital leases, net of current portion	179	138
Total liabilities	2,775	2,810

Commitments and contingencies (Note 5)

Shareholders’ deficit
Common Stock, $10 par value. Authorized 10,000 shares; 1,000 shares issued and outstanding at December 31, 2010 and June 30, 2011, respectively	10	10
Accumulated deficit	(1,339)	(1,737)
Total stockholders’ deficit	(1,329)	(1,727)
Total liabilities and shareholders’ deficit	$1,446	$1,083

The accompanying notes are an integral part of these financial statements.

Indieclick Media Group, Inc.
Statements of Operations

(In thousands)

	Year ended December 31, 2010	Six months ended June 30,
		2010	2011
		(unaudited)	(unaudited)
Revenue	$4,587	$2,047	$2,397
Operating expenses
Service costs	2,222	971	1,189
General and administrative	2,857	1,375	1,584
Total operating expenses	5,079	2,346	2,773
Loss from operations	(492)	(299)	(376)
Other expense
Interest and other expense	(33)	(21)	(17)
Loss before income taxes	$(525)	$(320)	$(393)
Income tax expense	(6)	$(15)	$(5)
Net loss	$(531)	$(335)	$(398)

The accompanying notes are an integral part of these financial statements.

Indieclick Media Group, Inc.
Consolidated Statements of Shareholders’ Deficit

(In thousands, except share amounts)

	Common stock		Accumulated deficit	Total shareholders’ deficit
	Shares	Amount
Balance at January 1, 2010	1,000	$10	$(808)	$(798)

Net loss for the year ended December 31, 2010	—	—	(531)	(531)

Balance at December 31, 2010	1,000	10	(1,339)	(1,329)

Net loss for the six months ended June 30, 2011 (unaudited)	—	—	(398)	(398)

Balance at June 30, 2011 (unaudited)	1,000	$10	$(1,737)	$(1,727)

The accompanying notes are an integral part of these financial statements.

Indieclick Media Group, Inc.
Statements of Cash Flows
 (In thousands)

	Year ended December 31, 2010	Six months ended June 30,
		2010	2011
		(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(531)	$(335)	$(398)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	148	76	58
Bad debt expense	(7)	(7)	15
Change in operating assets and liabilities
Accounts receivable	(69)	312	322
Prepaid expenses and other current assets	(56)	(14)	13
Deferred revenue	17	—	(5)
Accounts payable	37	(40)	(33)
Accrued expenses and other liabilities	691	244	(53)
Net cash provided by (used in) operating activities	230	236	(81)
Cash flows from investing activities
Purchases of property and equipment	(55)	(27)	(68)
Net cash used in investing activities	(55)	(27)	(68)
Cash flows from financing activities
Borrowings under line of credit	83	4	171
Payments on capital lease obligations and note payable	(123)	(64)	(45)
Net cash provided by (used in) financing activities	(40)	(60)	126

Change in cash and cash equivalents	135	149	(23)
Cash and cash equivalents, beginning of period	22	22	157
Cash and cash equivalents, end of period	$157	$171	$134

Supplemental disclosure of cash flows
Cash paid for interest	$27	$27	$15
Cash paid for income taxes	—	—	—
 The accompanying notes are an integral part of these financial statements.

Indieclick Media Group, Inc.
Notes to Financial Statements

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

IndieClick Media Group, Inc., formerly 3jane Digital Holdings, Inc., (the “Company”) is a California corporation founded in 2000 and headquartered in Los Angeles, California. The Company utilizes its proprietary online platform to deliver relevant brand advertising experience and campaigns to audiences across its network of media properties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Unaudited Interim Financial Information
The accompanying interim balance sheet as of June 30, 2011, the statements of operations and cash flows for the six-month periods ended June 30, 2011 and 2010 and the statement of shareholders' deficit for the six-month period ended June 30, 2011 are unaudited. These unaudited interim financial statements have been prepared in conformity with GAAP. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's statement of financial position as of June 30, 2011 and its results of operations and its cash flows for the six-month periods ended June 30, 2011 and 2010. The results for the six-month period ended June 30, 2011 are not necessarily indicative of the results expected for the full year.

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include allowance for doubtful accounts, fair value of line of credit, useful lives and impairment of property and equipment, and deferred income taxes and liabilities. Actual results could differ materially from those estimates.

Cash and Cash Equivalents
For financial statement purposes, all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash and cash equivalents consist primarily of checking accounts and certificates of deposit.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable primarily consists of amounts due from direct advertisers, who engage the Company to deliver branded advertising impressions. Accounts receivable from direct advertisers are recorded at negotiated advertising rates (based upon advertising impressions) and as the related advertising is delivered across the Company’s network of media properties. Accounts receivables are generally due within 45 days from the date the advertising services are delivered and billed. The Company establishes an allowance for estimated bad debts based upon a review and evaluation of specific customer accounts identified as known and expected collection problems, based on historical experience, or due to insolvency, disputes or other collection issues. As of June 30, 2011 and December 31, 2010, the allowance for doubtful accounts was $15,000 (unaudited) and zero, respectively.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Computers and equipment	3 years
Furniture and fixtures	5 years
Software	3 years

Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's financial statements with the resulting gain or loss reflected in the Company's results of operations. Maintenance and repairs are charged to operations when incurred.

Software Development Costs
Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred. Costs of computer software developed or obtained for internal use that are incurred in the preliminary project and post implementation stages are expensed as incurred. Certain costs incurred during the application and development stage, which include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing additional features and functionality of the services, are capitalized. The estimated useful life of costs capitalized is evaluated for each specific project. Capitalized costs are generally amortized using the straight-line method over a three year estimated useful life, beginning in the period in which the software is ready for its intended use and are included in property and equipment, net in the accompanying balance sheets. As of June 30, 2011 and December 31, 2010, gross capitalized software development costs were $256,000 (unaudited) and $191,000, respectively, and accumulated amortization thereon was $105,000 (unaudited) and $81,000, respectively.

Long-lived Assets
The Company accounts for long-lived assets with definite useful lives pursuant to FASB ASC Topic No. 360, “Property, Plant, and Equipment,” which requires an impairment loss to be recorded when the net book value of the asset exceeds its fair value. If the asset is determined to be impaired, the asset is written down to its realizable value and the loss is recognized in income from continuing operations in the period the determination is made. Management review long-lived assets for impairments whenever changes in events or circumstances indicate the assets may be impaired. No impairment charges have been recorded during the six-months ended June 30, 2011 and during the year ended December 31, 2010.

Revenue Recognition
The Company recognizes revenue when all four basic criteria are met: (1) there is persuasive evidence that an arrangement exists; (2) delivery of the service has occurred and no significant obligations remain; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. Probability of collection is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s revenues are principally derived from online advertising across the Company’s network of media properties, and to a smaller extent, from monthly hosting revenue which is recognized over the hosting period. In determining whether an arrangement exists, the Company ensures that a binding contract is in place, such as a standard insertion order or a fully executed customer-specific agreement. Obligations pursuant to the Company’s advertising revenue arrangement typically include a minimum number of impressions. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and an analysis of the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of third-party performance data to the contractual performance obligation and to internal or customer performance data.

Substantially all of the Company’s advertising arrangements are revenue sharing arrangements with its network of media properties. As the Company acts as the primary obligor under these arrangements, the Company recognizes the underlying revenue on a gross basis.

Service Costs
Service costs primarily consist of revenue-sharing expenditures made to the Company’s network of media properties from advertising revenue generated from such customers’ websites and an allocation of overhead incurred in providing the Company's services.

Income Taxes
Deferred income taxes are recognized for differences between financial reporting and tax basis of assets and liabilities at the enacted statutory tax rates in effect for the years in which temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 740, “Income Taxes” (“ASC 740”) defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more likely than not” to be sustained by the taxing authorities. ASC 740 provides guidance on de-recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. ASC 740 also includes guidance concerning accounting for income tax uncertainties and increases the level of disclosures associated with any recorded income tax uncertainties.

The balance of gross unrecognized tax benefits for the six-months ended June 30, 2011 and the year ended December 31, 2010 is approximately $85,000 (unaudited) and $85,000 respectively, of which $62,000 would affect the Company’s income tax expense if recognized, before consideration of the Company’s valuation allowance. The Company does not expect its unrecognized benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of tax expense.

Fair Value Measurements
The Company applies the provisions of FASB ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which clarifies fair value as an exit price, establishes a hierarchical disclosure framework for measuring fair value and requires extended disclosures about fair value measurements. The provisions of ASC 820 apply to all financial assets and liabilities measured at fair value.

As defined in ASC 820, fair value, clarified as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach to be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 - Unadjusted quoted prices in active, accessible market for identical assets and liabilities.

Level 2 - Other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs that are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

For the year ended December 31, 2010 and the six-month periods ended June 30, 2011 and 2010, the Company had no financial assets or liabilities measured at fair value. The carrying amount of accounts receivable, accounts payable, accrued liabilities, publisher liabilities, and customer deposits approximate their fair value because of the short maturity of those instruments. The estimated fair value of the Company's line of credit payable and note payable approximates the carrying value of such debt because the interest rate is variable and is market-based.

Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. Cash is invested with a federally insured institution that is a member of the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2011 and December 31, 2010, cash balances with the institution for all noninterest-bearing accounts are fully insured, regardless of the account and the ownership capacity of the funds. The Company has not incurred losses related to cash and cash equivalents.

Major Customers
During the six-months ended June 30, 2011 and 2010 (unaudited) and year ended December 31, 2010, respectively, no single customer accounted for more than 10% of the Company’s total annual revenues.

Two customers accounted for 20% and 13% of accounts receivable at June 30, 2011 (unaudited) and one customer accounted for 14% of accounts receivable at December 31, 2010.

Major Suppliers
One supplier accounted for 17% and 12% of service costs during the six-months ended June 30, 2011 (unaudited) and year ended December 31, 2010, respectively. Two suppliers accounted for 19% and 11% of service costs during the six-months ended June 30, 2010 (unaudited).

Two suppliers accounted for 39% and 11% of accounts payable at June 30, 2011 (unaudited) and two suppliers accounted for 13% and 17% of accounts payable at December 31, 2010.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2011 and December 31, 2010:

	December 31, 2010	June 30, 2011
		(unaudited)

Computers and equipment	$610,000	$610,000
Furniture and fixtures	84,000	84,000
Software	208,000	276,000
	902,000	970,000
Less accumulated depreciation and amortization	(682,000)	(740,000)
Total	$220,000	$230,000

Depreciation and amortization expense was $58,000 (unaudited), $76,000 (unaudited), and $148,000 for the six-months ended June 30, 2011 and 2010 and for the year ended December 31, 2010, respectively.

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities are comprised of the following amounts as of June 30, 2011 and December 31, 2010:

	December 31, 2010	June 30, 2011
		(unaudited)

Publishers liabilities	$827,000	$774,000
Customer deposits	14,000	1,000
Other liabilities	740,000	757,000
Total	$1,581,000	$1,532,000

Publisher liabilities consist of amounts due to the Company’s network of media publishers for their respective share of advertising revenue. The Company enters into agreements with each of the publishers whereby a portion of the Company’s revenue is paid out to the publisher. The Company accrues for its revenue sharing arrangement as the corresponding advertising revenue are earned and recognized, and generally pays its publishers 45 days in arrears.

Other liabilities as of June 30, 2011 and December 31, 2010 include estimated employer related tax obligations of $360,000 (unaudited) and $331,000, respectively, as a result of the Company performing certain operating activities in a foreign jurisdiction. These amounts are recorded when it is deemed probable that the corresponding liability has been incurred and the amount of the liability can be reasonably estimated.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease
The Company leases its facility under an operating lease agreement, which expires February 14, 2014. Future minimum annual rental commitments under the lease at December 31, 2010 are as follows:

Year ending December 31,

2011	$116,000
2012	123,000
2013	126,000
2014	11,000
Total lease commitment	$376,000

The Company recognizes rent expense for its facility lease, which includes escalating lease payments, on a straight-line basis. The excess of expense recognized over amounts paid is recorded in other liabilities.

Rent expense incurred for the six-months ended June 30, 2011 and 2010 and year ended December 31, 2010 was $41,000 (unaudited), $28,000 (unaudited), and $136,000, respectively.

The Company leases various pieces of computer equipment under capital lease arrangements, which expire through fiscal year 2013.

The minimum future lease payments under the capital lease together at December 31, 2010 are as follows:

2011	$50,000
2012	30,000
2013	10,000
Total minimum lease payments	90,000
Less amount representing interest	12,000
Present value of net minimum lease payments	78,000
Less current portion	41,000

Long term portion	$37,000

Litigation
The Company, from time to time, is involved in certain legal matters that arise in the normal course of business. Management believes, based in part on the advice of legal counsel, that the resolution of such matters will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

NOTE 6 – LINE OF CREDIT AND NOTE PAYABLE

Line of Credit
On February 28, 2011, the Company renewed its existing line of credit with JPMorgan Chase Bank, which allows for borrowings up to $650,000. Outstanding principal borrowings under this facility bear interest at a rate of 2.737 percent plus the LIBOR Index rate and are due upon maturity, unless earlier prepaid by the Company. This credit facility matures on March 1, 2012, with interest payable on the first day of each calendar month. The line of credit is collateralized by security interest in all business assets, inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments, and letter of credit rights.

Note Payable
On October 27, 2009, the Company entered into a commercial loan with JPMorgan Chase Bank for a principal amount of $250,000. This note payable bears interest at a rate of 3.005 percent plus the LIBOR Index rate, and matures on October 27, 2014. Pursuant to the agreement, the Company is required to make 59 monthly payments each in the aggregate amount of $4,000 principal, plus accrued interest and fees, until the maturity date, at which point all accrued unpaid interest and other unpaid amounts will be due. Borrowings under the commercial loan are collateralized by all business assets, inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments, and letter of credit rights.

Future principal payments due under the note payable by year as of December 31, 2010 are as follows:

2011	$50,000
2012	50,000
2013	50,000
2014	42,000
Total principal amounts	$192,000

On closing of the Company's acquisition by Demand Media, Inc., the line of credit and note payable were repaid in full (Note 10 - Subsequent events).

NOTE 7 – COMMON STOCK

The Company’s Board of Directors is authorized to issue 10,000 shares of common stock at $10 par value. The Company has issued 1,000 common shares for a total value of $10,000. No issuances occurred during 2010 and during the six-months ended June 30, 2011.

NOTE 8 – INCOME TAXES

The provision for income taxes for the Company consist of the following:

Year ended December 31, 2010
Current expense:
Federal	$7,000
State	22,000
Deferred expense:
Federal	(23,000)
State	—
Provision for income taxes	$6,000

The tax effects of temporary differences and carry forwards that give rise to significant portions of the deferred tax assets as of December 31, 2010 are as follows:

Year ended December 31, 2010
Net operating losses	$225,000
Fixed assets	(15,000)
Accruals and reserves	154,000
364,000
Valuation allowance	(341,000)
Net deferred tax asset	$23,000

At December 31, 2010, IndieClick Inc. had net operating loss carry forwards of approximately $456,000 and $1,207,000, available to reduce future taxable income, if any, for both Federal and California State income tax purposes, respectively. The net operating loss carry forwards expire between 2018 and 2028.

Utilization of the net operating loss carry forward will be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

The Company adopted the provisions of ASC 740 income Taxes or ("ASC 740"), on January 1, 2009. The adoption of ASC 740 with respect to uncertain tax provisions did not have a material impact on its financial position and results of operations. At the adoption date January 1, 2009, the Company had no unrecognized tax benefits, which would affect the Company's income tax expense if recognized, before consideration of the Company's valuation allowance.

The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2010 except for $23,000 related to unrecognized tax benefits. Management has determined, after evaluating all positive and negative historical and prospective evidence, that it is more likely than not that these remaining assets will not be realized.

The Company has not been audited by the Internal Revenue Service or any other state income or franchise tax agency. As of December 31, 2010 its Federal returns for the years ended 2007 through the current period and most state returns for the years ended 2007 through the current period are still open for examination. In addition, all of the net operating losses carry-forwards that may be used in future years are still subject to inquiry, given that the statute of limitation for these items would begin in the year of utilization. The balance of gross unrecognized tax benefits as of December 31, 2010 is approximately $85,000. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2010	$85,000
Additions	—
Balance at December 31, 2010	$85,000

NOTE 9 – EMPLOYEE BENEFIT PLAN

Commencing January 2011, the Company has a qualified retirement plan organized under the provisions of Section 401(k) of the Internal Revenue Code and administered by a third party payroll company covering substantially all employees. Participants in this plan may defer up to the maximum annual amount allowable under IRS regulations. The employee contributions are fully vested and non-forfeitable at all times. The plan includes employer matching of up to 50% of the first 6% of employee contributions. The Company made $17,000 (unaudited) in matching contributions during the six-month period ended June 30, 2011.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated significant events or transactions that have occurred since the December 31, 2010 and through October 21, 2011, which represents the date that the financial statements were available for issue. The following events or transactions have occurred during this period that require recognition or disclosure in the financial statements:

On August 8, 2011, all the Company's issued and outstanding shares of common stock was acquired by Demand Media, Inc. The purchase price was $14,000,000 in cash, of which a portion is subject to hold back by Demand Media, Inc. towards satisfaction of post-closing indemnification obligations and/or post-closing adjustments.  Any remaining portion of such holdback amount that is not subject to then pending claims will be paid to the Company's shareholders on the 18-month anniversary of the closing of the transaction. Upon closing of the acquisition, the Company’s line of credit and note payable to JPMorgan Chase Bank were repaid in full.

On August 26, 2011, the Company signed an agreement to terminate its facility lease requiring the Company to vacate the facility by August 31, 2011 and pay a termination fee of two months rent in the amount of approximately $19,000.